United States securities and exchange commission logo





                    August 2, 2023

       Frank Orzechowski
       Chief Financial Officer
       Sigma Additive Solutions, Inc.
       3900 Paseo del Sol
       Santa Fe, NM 87507

                                                        Re: Sigma Additive
Solutions, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed March 30,
2023
                                                            File No. 001-38015

       Dear Frank Orzechowski:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing